UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 12, 2006

REGENERATION TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-31271	59-3466543
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11621 Research Circle, Alachua, Florida	32615
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (386) 418-8888

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 12, 2006, Regeneration Technologies, Inc. (the “Company”) and Medtronic Sofamor Danek USA, Inc. (“MSD”) entered into a Fourth Amendment to the First Amended Exclusive Distribution and License Agreement between the Company and MSD which provides among other things for the Company to supply MSD with human allograft tissue and bone paste for spine surgery (the “MSD Distribution Agreement”).

Among other things, the amended MSD Distribution Agreement:

•	Modifies the exclusivity provisions of the MSD Distribution Agreement to permit the Company to distribute spinal allograft implants in the United States through channels other than MSD. Provides that the Company will set priority on processing the implants ordered by MSD, using its best efforts to meet the needs of MSD and its surgeons.

•	Ends the requirement that MSD make minimum purchases of exclusive products.

•	Modifies the product and transfer fee schedules between the Company and MSD.

•	Provides the Company with certain development and processing rights relating to jointly-owned intellectual property.

The Company paid MSD a fee of $3 million upon execution of the Fourth Amendment, and the Fourth Amendment requires the Company to pay MSD a royalty on any transfer fees from new spinal allograft distributors. In addition to other changes in the fee schedules, the Fourth Amendment provides for MSD to pay the Company an aggregate of $2 million in processing fee surcharges for products produced and shipped during the months of June thorough September 2006.

In connection with the Fourth Amendment, the Company and MSD have amended and restated the MSD Distribution Agreement.

A copy of the press release announcing the Fourth Amendment is furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated September 12, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENERATION TECHNOLOGIES, INC.

Date: September 15, 2006	By:	/s/ Thomas F. Rose
	Name:	Thomas F. Rose
	Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

99.1	Regeneration Technologies, Inc. press release dated September 12, 2006.